CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #582 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated May 29, 2014 on the financial statements and financial highlights of The Osterweis Fund, The Osterweis Strategic Income Fund, and The Osterweis Strategic Investment Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 30, 2014